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                                                                   Exhibit 99.11

                              CONSULTING AGREEMENT

     This Consulting Agreement (this "Agreement") is made and entered into as of July 13, 2003, by and among Boise Cascade Corporation, a Delaware corporation ("Parent"), and Michael Feuer ("Consultant").

                             PRELIMINARY STATEMENTS:

     A. Consultant is the Co-Founder and Chairman of the Board and Chief Executive Officer of OfficeMax, Inc., an Ohio corporation (the "Company"), and has entered into an Amended and Restated Employment Agreement, dated as of June 19, 2003, with the Company (the "Employment Agreement").

     B. The Company has entered into an Agreement and Plan of Merger, dated as of July 13, 2003 (the "Merger Agreement"), with Parent and Challis Corporation, an Ohio corporation and a direct wholly owned subsidiary of Parent ("Sub"), which provides, among other things, for the merger of Sub with and into the Company, with the Company as the surviving corporation, as a result of which the Company will become a wholly owned subsidiary of Parent (the "Transaction"). References herein to the "Company" refer to the Company both before and after the Transaction. Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     C. Parent desires to obtain for itself and its subsidiaries, including the Company following the Transaction, the benefit of Consultant's know-how, experience and services in the retail marketing and office products industries (the "Business") in the event Consultant is no longer employed by the Company after consummation of the Transaction.

     D. The Company and Consultant desire to set forth in a written agreement the terms and conditions under which Consultant will render consulting services in such event.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. For the period commencing immediately as of the Commencement Date (defined below) and continuing for a period of five years thereafter, subject to early termination as provided in Section 4 (the "Consulting Term"), Parent shall retain Consultant, and Consultant shall provide consulting services for, Parent and Parent's subsidiaries, including the Company following the Transaction, at times and places as are mutually convenient to Parent and Consultant; provided, however, that Consultant shall provide a minimum of (a) 80 hours per month of consulting services hereunder during the six-month period immediately following the Commencement Date (the "Initial Period"), and (b) 20 hours per month of consulting services during the remainder of the Consulting Term, in each case to the extent such services are requested by Parent. The consulting services to be provided hereunder shall consist generally of business consultation and advice relating to the Business when and as reasonably requested from time to time during the Consulting Term by the Chief Executive Officer of Parent or his or her lawfully designated representative, so long as such representative is an executive officer of Parent. The consulting services shall include, if requested by Parent, direct interaction by
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Consultant on behalf of Parent or its subsidiaries, including the Company following the Transaction, with vendors and other suppliers of the Business. For purposes of this Agreement, "Commencement Date" means the date following consummation of the Transaction that Consultant's employment with the Company is terminated for any reason other than death or Permanent Disability (as defined in the Employment Agreement) of Consultant or for Cause (as defined in the Employment Agreement). None of the rights or obligations set forth in this Agreement shall become effective unless and until the Transaction is consummated.

     2. During the Consulting Term, the Company shall pay Consultant a consulting fee at an annual rate of $1,000,000, payable in equal monthly installments on the first day of each month during the Consulting Term, with the aggregate consulting fee payable hereunder being $5,000,000 (the "Aggregate Fee"). All payments to be made hereunder to Consultant shall be in addition to any payments and benefits to be made or provided to Consultant pursuant to the terms of the Employment Agreement; provided, however, that Paragraph 5(d) of the Employment Agreement shall not apply to any payments to be made hereunder. At all times during the Consulting Term, Parent will provide or cause to be provided to Consultant, in accordance with the Employment Agreement, the benefits described in Paragraph 8(d)(iv) of the Employment Agreement. Parent acknowledges that "office space," as used in subclause (B) of Paragraph 8(d)(iv) of the Employment Agreement, includes office equipment (including furniture, computers, telephones (including mobile telephones), facsimile machines, personal digital assistants and other electronic components but excluding any service or other fees or charges relating to any of the foregoing) consistent with that available to Consultant from the Company immediately prior to his termination with the Company. Parent shall update and maintain or cause to be updated and maintained such office equipment from time to time during the five-year period set forth in Paragraph 8(d)(iv) of the Employment Agreement on a basis consistent with that which such office equipment was updated and maintained while Consultant was employed with the Company. At the end of such five-year period, the Consultant shall have the option, but not the obligation, to purchase from Parent or the applicable subsidiary of Parent the office equipment that is then being provided to Consultant at a price equal to the net book value of such office equipment, if any, as set forth on the books and records of Parent or such subsidiary of Parent.

     3. Parent shall reimburse Consultant or provide him with an expense allowance during the Consulting Term for travel or other expenses (including, without limitation, telephone charges) reasonably and necessarily incurred by Consultant on Parent's behalf and at Parent's request in connection with providing the consulting services hereunder; provided, however, that Consultant shall not be required to perform such consulting services outside of the Greater Cleveland, Ohio area unless agreed to by Consultant.

     4. This Agreement may be terminated by Parent or Consultant (a) by giving written notice to the other party if the Transaction does not occur by the Outside Date (as defined in the Merger Agreement) or (b) at any time after the Initial Period and during the Consulting Term by giving at least 30 days prior written notice to the other party. This Agreement shall also terminate in the event of Consultant's death or Permanent Disability during the Consulting Term. If this Agreement is terminated pursuant to this Section 4, other than pursuant to clause (a) of this Section 4, Parent shall pay to Consultant, or his heirs or legal representatives in the event of his death or Permanent Disability, in a lump sum within 30 days after the date of termination, an

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amount equal to the Aggregate Fee less the amount of all consulting fees previously paid hereunder through the date of termination.

     5. In connection with this Agreement, Consultant shall be an independent contractor and not an employee of Parent, the Company or any other affiliate of Parent. Unless requested by Consultant in writing to Parent, payments made to Consultant hereunder will not be subject to payroll withholding for the payment of any social security, federal, state or other taxes or similar items.

     6. The rights and obligations of Parent under this Agreement shall inure to the benefit of, and shall be binding on, Parent and its successors and assigns, and the rights and obligations (other than obligations to perform consulting services) of Consultant under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and successors and assigns.

     7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement shall not be modified, waived or discharged except in writing duly signed by each of the parties or their authorized assignees.

     8. All notices, requests, consents and other communications required or provided under this Agreement shall be in writing and shall be deemed sufficient if delivered by hand, by facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery as follows:

          IF TO CONSULTANT:
          Michael Feuer
          c/o OfficeMax, Inc.
          3605 Warrensville Center Road
          Shaker Heights, Ohio 44122

          IF TO PARENT:
          Boise Cascade Corporation
          1111 West Jefferson Street
          P.O. Box 50
          Boise, Idaho  83728
          Attention: John W. Holleran,
                     Senior Vice President
                     and General Counsel

Either party may change the address and/or facsimile number to which notices are to be sent to that party by giving written notice of such change of address to the other party in the same manner above provided for giving notice.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date and year first set forth above.

                                   CONSULTANT:

                                   /s/ Michael Feuer
                                   -----------------------------------
                                   Michael Feuer

                                   PARENT:

                                   BOISE CASCADE CORPORATION

                                   By: /s/ George Harad
                                       -------------------------------
                                       Name:  George Harad
                                       Title: Chairman and CEO



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